Exhibit 10(a)

PERFORMANCE SHARE AWARD AGREEMENT

AMENDED AND RESTATED
AEP SYSTEM LONG-TERM INCENTIVE PLAN

This Award Agreement is being furnished to you as a participant in the Amended and Restated American Electric Power System Long-Term Incentive Plan (LTIP).

[Participant Name] is hereby granted the number of performance shares listed below effective January 1, 2017 (Effective Date):

Grant Date	Performance Period	Performance Shares
[Grant Date]	January 1, 2017 - December 31, 2019	[# of Shares Granted]

Overview
Performance Shares are a type of long-term incentive compensation. They do not convey to you any voting, dividend, or other rights associated with shares of AEP Common Stock, but they do accrue Dividend Credits that are generally equal to the value of dividends paid on shares of AEP Common Stock. The value of each performance share that you may ultimately earn is dependent on the value of AEP Common Stock, while the number of performance shares that you may ultimately earn is dependent on the Overall Performance Score, which may range from 0% to 200% and is contingent on the vesting of your performance shares. The Overall Performance Score is based on the achievement of the Performance Measures established by the HR Committee of the Board for this Performance Period. These performance shares generally will vest subject to your continuous AEP employment through the Vesting Date.

At the end of the Performance Period, these performance shares entitle you to a payment, to the extent they are not voluntarily or mandatorily deferred, of a number of shares of AEP Common Stock equal to the number of vested performance shares, including dividend credits (see Dividend Credits below), multiplied by the Overall Performance Score. Any fractional shares resulting from this calculation would be paid in cash or as additional income tax withholding at AEP’s option.

Your performance share payment will be deferred if you have made a valid deferral election or if you are subject to an unsatisfied Minimum Stock Ownership Requirement pursuant to the American Electric Power System Stock Ownership Requirement Plan. If you have an unsatisfied Minimum Stock Ownership Requirement, your vested performance shares will be mandatorily deferred into AEP Career Shares to the extent needed to satisfy your applicable requirement. The remainder will be paid to you in shares of AEP Common Stock (less applicable taxes), with any fractional shares being paid in cash or additional income tax withholding at AEP’s option.

Dividend Credits
Beginning after the later of the Effective Date or the Grant Date, dividend credits are awarded as additional performance shares when a dividend is paid on AEP Common Stock. The number of additional performance shares awarded due to dividends is calculated by multiplying the value of the dividend on a per share basis by the number of performance shares credited to you as of the dividend record date and dividing this result by the closing price of AEP Common Stock on the dividend payment date. These additional performance shares are subject to the same performance measures and vesting requirements as the original underlying performance shares on which they were awarded.

Performance Measure
The performance score for the three-year Performance Period will be determined by two equally weighted performance measures:

•
The percentile of AEP’s total shareholder return (TSR) for the Performance Period relative to a Comparator Group consisting of the companies included in the S&P 500 Electric Utility Index (S5ELUT) at the beginning of the Performance Period, and

•	AEP’s three-year cumulative earnings per share (EPS) relative to a target approved by the Human Resources Committee of AEP’s Board of Directors

The score for each performance measure may range from 0% to 200%. The HR Committee has adopted procedures for determining the Comparator Group for purposes of the TSR performance measure in the event there is a merger, acquisition, disposition, liquidation or other corporate transaction that affects the Comparator Group during the Performance Period.

Overall Performance Score
The Overall Performance Score for the Performance Period is based on the equally weighted performance measures described in the preceding section - EPS and TSR (see example on p. 8). The HR Committee may, at its sole discretion, reduce the performance score for any or all performance measures and, thereby, reduce or eliminate award payouts. The HR Committee may also, at its sole discretion, reduce or eliminate award payouts for one or more individual participants.

Vesting Period
All outstanding (un-canceled) performance shares held with respect to the Performance Period will vest on the last day of the Performance Period (the Vesting Date), subject to your continuous AEP employment through that Vesting Date, except as described below.

Payment of Earned Performance Share Awards
For those participants who are not subject to minimum stock ownership requirements or who timely satisfied all of their minimum stock ownership requirements:
Upon the conclusion of the vesting period, earned performance shares will be either:

1.	Paid in shares of AEP Common Stock to you (or to your beneficiary or estate in the event of your death); or

2.
Deferred, if you make a timely deferral election pursuant to the AEP System Incentive Compensation Deferral Plan (ICDP). Eligible participants will be notified if and when they may make an "election to defer" pursuant to the ICDP.

For those participants who do not timely satisfy all of their minimum stock ownership requirements:
If you are subject to a minimum stock ownership requirement but you do not timely meet it in accordance with the American Electric Power System Stock Ownership Requirement Plan, your earned performance shares will be deferred into phantom stock shares (AEP Career Shares) to the extent required by the Stock Ownership Requirement Plan. The Stock Ownership Requirement Plan currently requires the deferral of earned performance shares into AEP Career Shares to the extent required to meet each participant’s applicable stock ownership requirement as of the applicable Determination Date (currently considered to be the later of the Grant Date or six months prior to the end of the Performance Period), less any additional AEP Career Shares that accrue due to dividends prior to the date the performance scores are approved by the HR Committee of AEP’s Board of Directors. The Stock Ownership Requirement Plan also currently requires AEP Career Shares to be held until after a participant’s employment with the Company Terminates. Earned performance shares mandatorily deferred into AEP Career Shares are converted to AEP Career Shares on a one for one basis. The balance of earned performance shares not deferred into AEP Career Shares, if any, will be paid in shares of AEP Common Stock or deferred as described in the paragraph above for participants not subject to minimum stock ownership requirements.

Earned performance shares that are not deferred will be paid within 2-1/2 months following the Vesting Date unless payment at that time would violate federal securities laws or other applicable law or if payment at that time is impracticable due to circumstances prescribed under section 409A of the Internal Revenue Code. Payments are expected to be made by a deposit of shares into a brokerage account set up for you at AEP’s stock plan administrator (currently Fidelity), unless different arrangements are in effect at the time.

Termination of Employment (other than Qualifying Termination) Due to Death, Retirement or Triggering Event
If your employment Terminates for one or more of the above reasons both prior to the Vesting Date and 6 months or more after the Effective Date, then a prorated portion of your performance shares will remain outstanding and the remainder of your performance shares will be canceled. The prorated portion that will remain outstanding will equal the number of whole months from the Effective Date through your Termination date divided by the number of whole months from the Effective Date through the Vesting Date. The prorated portion that remains outstanding will vest as of the Vesting Date and will be subjected to the applicable Overall Performance Score. The value of such performance shares will be become payable after the conclusion of the three-year performance and vesting period in accordance with the “Payment of Earned Performance Share Awards” section above. See example on p. 8.

Termination (other than Qualifying Termination) for Reasons Other Than Death, Retirement or Triggering Event
In the event your employment is Terminated prior to the Vesting Date other than as a Qualifying Termination or for reasons other than death, Retirement or as the result of a Triggering Event, all performance shares granted under this Award Agreement shall be canceled and your rights under this Award Agreement shall be forfeited.

Payment Upon Death
In the event of your death, amounts that otherwise would have become payable to you will be paid to the beneficiary or beneficiaries designated for purposes of the LTIP, or, if you have no such designated beneficiaries who survive you, to your estate. Such payments are expected to be made by a deposit of shares into a brokerage account set up for your beneficiary or your estate, as appropriate, at Fidelity, unless different arrangements are in effect at the time.

AEP Career Shares
Please refer to the terms of the AEP Stock Ownership Requirement Plan to determine how performance shares that are deferred into AEP Career Shares will be administered. An overview of the AEP Minimum Stock Ownership Requirements is available for those who are subject to one or more minimum stock ownership requirements.

Definitions:
In addition to the terms defined elsewhere in this Award Agreement, the following shall be defined terms when used in this Award Agreement:

“Cause” means any one or more of the following grounds: (i) failure or refusal to perform your assigned duties and responsibilities in a competent or satisfactory manner as determined by your Company employer; (ii) commission of an act of dishonesty, including, but not limited to, misappropriation of funds or any property of the Company; (iii) engagement in activities or conduct injurious to the best interest or reputation of the Company as determined by your Company employer; (iv) insubordination; (v) a violation of any of the materials terms and conditions of any written agreement or agreements you may from time to time have with the Company; (vi) violation of any of the Company’s rules of conduct of behavior, such as may be provided in any employee handbook or as the Company may promulgate from time to time; (vii) commission of a crime which is a felony, a misdemeanor involving an act or moral turpitude, or a misdemeanor committed in connection with your employment with the Company which is injurious to the best interest or reputation of the Company as determined by your Company employer; or (viii) disclosure, dissemination, or misappropriation of confidential, proprietary, and/or trade secret information.

“Company” means American Electric Power Company, Inc. and its subsidiaries and affiliates.

“Disability” or “Disabled” means you that you have an illness or injury for which you have been determined to be entitled to benefits under the terms of the LTD Plan. You shall not be considered Disabled for purposes of this Award Agreement effective at any time you are not entitled to benefits under the LTD Plan, under such circumstances that include (but are not limited to) the termination of the LTD Plan or your lack of eligibility to participate in the LTD Plan.

“Good Reason” means

(i)	an adverse change in your status, duties or responsibilities as an employee of the Company as in effect immediately prior to the Change In Control;

(ii)
failure of the Company to pay or provide you in a timely fashion the salary or benefits to which you are entitled under any employment agreement between the Company and you in effect on the date of the Change In Control, or under any benefit plans or policies in which you were participating at the time of the Change In Control;

(iii)	the reduction of your base salary in effect on the date of the Change In Control;

(iv)
the taking of any action by the Company (including the elimination of a plan without providing substitutes therefor, the reduction of your awards thereunder or failure to continue your participation therein) that would substantially diminish the aggregate projected value of your awards or benefits under the Company’s benefit plans or policies in which you were participating at the time of the Change In Control; provided, however, that the diminishment of such awards or benefits that apply to other employees of the Company holding positions in your salary grade or lower in addition to you shall be disregarded; or

(v)
the relocation, without your prior approval, of the office at which you are to perform services on behalf of the Company to a location more than fifty (50) miles from its location immediately prior to the Change In Control.

Any circumstance described in this definition shall constitute Good Reason even if such circumstance would not constitute a breach by the Company of the terms of an employment agreement between the Company and you in effect on the date of the Change In Control. However, such circumstance shall not constitute Good Reason unless (1) within ninety (90) days of the initial existence of such circumstance, you shall have given the Company written notice of such circumstance, and (2) the Company shall have failed to remedy such circumstance within thirty (30) days after its receipt of such notice. Such written notice to be provided by you to the Company shall specify (A) the effective date for your proposed Termination of employment (provided that such effective date may not precede the expiration of the period for the Company’s opportunity to remedy), (B) reasonable detail of the facts and circumstances claimed to provide the basis for Termination, and (3) your belief that such facts and circumstance would constitute Good Reason for purposes of this Agreement. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

“LTD Plan” means the American Electric Power System Long Term Disability Plan, as amended from time to time, or any plan providing continuation of cash payments due to your illness or injury that may reasonably be expected to prevent you from performing the duties of your occupation for a period longer than at least 6 months that is designated as a successor to that plan or as a replacement for that plan with respect to you.

“Qualifying Termination” means, coincident with or within one (1) year after the date of a Change In Control, your Termination for any reason excluding (i) your death, (ii) your Disability, (iii) the exhaustion of your benefits under the terms of an applicable Company sick pay plan or long-term disability plan (other than by reason of the amendment or termination of such a plan),

(iv) your Retirement, (v) by the Company for Cause or (vi) by you without Good Reason. If your employment is Terminated during the term of this Agreement, but prior to a Change In Control, it shall not be considered a Qualifying Termination even if such Termination was (A) by the Company without Cause, or (B) by you based on events or circumstances that would constitute Good Reason if a Change in Control had occurred.

“Retirement” means Termination of employment with the Company other than for Cause (A) after attaining age 55 and having completed at least five (5) years of Company service or (B) pursuant to AEP’s Mandatory Retirement Policy.

“Termination” means termination of employment with the Company for any reason; provided that determinations as to the circumstances that will be considered a Termination (including a leave of absence other than a leave of absence due to your Disability) shall be made in a manner consistent with the written policies adopted by the AEP Human Resources Committee from time to time to the extent such policies are consistent with the requirements imposed under Code 409A(a)(2)(A)(i). Your employment with the Company will not be considered Terminated so long as you remain continuously Disabled.

“Triggering Event” means the restructuring, consolidation, downsizing, closing, sale and/or divestiture of the Company or part thereof under circumstances that are not a Change in Control.

Capitalized terms that are not defined in this Award Agreement shall have the meaning set forth in the American Electric Power System Long-Term Incentive Plan, as amended from time to time.

Recoupment of Incentive Compensation
By accepting this Award, you agree to reimburse the Company for compensation awarded, earned, received or paid to you under this Award Agreement with respect to the relevant time period if the Board, in its discretion, determines that:

•	You are a Covered Employee (as defined in the American Electric Power Company, Inc. Board Policy on Recouping Incentive Compensation, as amended from time to time), and

•	This performance share award or any compensation resulting from it was predicated upon the achievement of financial or other results that were subsequently materially restated or corrected, and

•	A payment that is materially lower would have been made to you had achievement been calculated based upon the restated or corrected financial or other results.

Therefore, if and to the extent that, in the Board’s view, the above conditions have been met and such reimbursement is warranted by the facts and circumstances of the particular case or if the applicable legal requirements impose more stringent requirements on the Company to obtain reimbursement of such compensation from you, then you will be required to reimburse the Company for the value of such compensation paid to you (with such value to be no less than that determined at the time of payment). Any such reimbursement must be paid in full to the Company within ninety (90) days of the Company’s issuance of its notice to you. By entering into this Award Agreement, you further agree and consent that the Company may also retain any deferred compensation previously credited to you and not paid, provided that the Company will retain such deferred compensation only if, when and to the extent that it otherwise becomes payable to you.. This right to reimbursement is in addition to, and not in substitution for, any and all other rights the Company might have to pursue reimbursement or such other remedies against an employee (including a Covered Employee) for misconduct in the course of employment by the Company or otherwise based on applicable legal considerations, all of which are expressly retained by the Company.

Change in Control and Qualifying Termination
Notwithstanding any provision of the Plan to the contrary, if you incur a Qualifying Termination prior to the Vesting Date, (a) all of your outstanding performance shares shall be deemed to have been fully earned at a 100% Overall Performance Score as of the date of your Qualifying Termination, (b) all restrictions, terms and conditions applicable to all of your performance shares then outstanding shall be deemed lapsed and satisfied as of the date of your Qualifying Termination, and (c) performance shares held by you will be paid in a lump sum in cash, to you, as soon as administratively feasible after the date of your Qualifying Termination, but no later than 2-1/2 months following the calendar year of your Qualifying Termination.2 For this purpose, the value of the performance shares shall be the closing market price of one share of AEP Common Stock for the date of your Qualifying Termination, or, if your Qualifying Termination is coincident with the date of the Change In Control, the value of your performance shares shall be determined by (i) if the Change in Control is the result of a tender or exchange offer for, merger of, or sale or disposition of all or substantially all of the assets of the Company, the consideration per share of Common Stock received by the shareholders in connection with such transaction, or, if (i) is not applicable, (ii) the closing price of a share of Common Stock on the date of the Change in Control. To the extent that the consideration paid in any such transaction described in (i) above consists all or in part of securities or other non-cash consideration, the value of such securities and other non-cash consideration shall be the fair market value as determined by such reasonable methods or procedures as shall be established by the Committee.

The Company shall reimburse you for the legal fees and related expenses incurred if you are required to seek to obtain or enforce your right to a distribution in connection with a Qualifying Termination as described in this section, provided that to the extent that any such reimbursements are taxable to you, the reimbursements shall be paid to you only if the fees and expenses are incurred prior to the date that the distribution is paid to you and you submit written documentation of such fees and expenses to the Company within 6 months after such fees and expenses are incurred. The amount of the fees and expenses that are eligible for reimbursement during one calendar year shall not affect the amount of reimbursements to be provided in any subsequent calendar year. The reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the fee or expense was incurred. The right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

In the event that it is determined that you are properly entitled to a cash distribution under this section, you shall also be entitled to interest thereon at the prime rate of interest as published in The Wall Street Journal plus two percent from the date such distribution should have been made to and including the date it is made.

The determination of whether and when a “Change in Control of the Company” occurs with regard to outstanding performance shares will be made by reference to the terms of the American Electric Power System Long-Term Incentive Plan, as amended from time to time, except as otherwise specified in this Award Agreement.

This Award Agreement becomes void if you do not accept it prior to the Vesting Date.

/s/ Nicholas K. Akins
Nicholas K. Akins	[Name]
President and Chief Executive Officer

2 However, (i) if you are a participant in the AEP System Stock Ownership Requirement Plan, the availability of your performance shares upon your Qualifying Termination also will take into account the provisions of the AEP System Stock Ownership Requirement Plan; and (ii) if you have submitted an effective election to defer payment of all or any portion of your performance shares pursuant to the ICDP, the availability of your performance shares following your Qualifying Termination will be determined in accordance with the provisions of the ICDP.

Performance Share Award Value Projection
For Example Purposes Only

	Grant Date	Price / Share	Shares Credited*	Share Balance	Value
Performance Shares Awarded	1/6/2017	$63.00	100.000	100.000	$6,300.00
Dividend Credit	3/10/2017	$63.95	0.923	100.923
Dividend Credit	6/10/2017	$64.91	0.917	101.840
Dividend Credit	9/10/2017	$65.88	0.912	102.752
Dividend Credit	12/10/2017	$66.87	0.907	103.659
Dividend Credit	3/10/2018	$67.87	0.901	104.560
Dividend Credit	6/10/2018	$68.89	0.895	105.455
Dividend Credit	9/10/2018	$69.92	0.890	106.345
Dividend Credit	12/10/2018	$70.97	0.884	107.229
Dividend Credit	3/10/2019	$72.03	0.878	108.107
Dividend Credit	6/10/2019	$73.11	0.872	108.979
Dividend Credit	9/10/2019	$74.21	0.866	109.845
Dividend Credit	12/10/2019	$75.32	0.860	110.705

	Total Shareholder Return Score @ 60th Percentile:			1.333
	EPS Score @ 100% of Target:			1.000
	Award Score:			1.167
	x Share Balance:			110.705
	Ending Share Balance			129.193

Value at End of Vesting Period:	12/31/2019	$75.58		129.193	$9,764.39

Note: Dividend Credits are not applied unless tied to dividends that are paid after the later of the Effective Date or the Grant Date defined in the Agreement. The Example assumes that dividends of $0.50 per share are paid as of the indicated dates and that the share price appreciates at a rate of 1.5% each quarter.

EXAMPLE
PERFORMANCE SHARE AWARD AGREEMENT

This Performance Share Award Agreement includes provisions for prorated vesting in the event that your employment is terminated (other than Qualifying Termination) due to your death, Retirement or a Triggering Event. The following examples assume that the award agreement provides the indicated Effective Date and Vesting Date.

Effective Date:	January 1, 2017
Vesting Date	December 31, 2019

Prorated Vesting in the event of death, Retirement or a Triggering Event: If your employment Terminates for one or more of the above reasons both prior to the Vesting Date and 6 months or more after the Effective Date, then a prorated portion of your performance shares will remain outstanding and the remainder of your performance shares will be canceled. For example, if your employment Terminates on October 10, 2017 for one or more of the above reasons, then the fractional percentage of your Granted RSUs that would remain outstanding would be determined as follows: there are 9 whole months from the Effective Date to the Termination Date divided by 36 whole months in the vesting period (9/36 or 25.0%) of your Granted Performance Shares (along with any additional Dividend Equivalent RSUs related to that portion) would remain outstanding and the remainder would be canceled as of your termination date. The shares that remain outstanding would continue to accrue additional performance shares due to Dividend Credits through the end of the three-year performance period. After the conclusion of the performance period the outstanding shares would be multiplied by the applicable performance score and the resulting total would vest and become payable in accordance with the “Payment of Earned Performance Share Awards” section above.